Exhibit 99.1

                      MetroCorp Bancshares, Inc.
  Announces Record Net Income of $2.91 Million, or $0.40 Per Share,
                        in Fourth Quarter 2005

    HOUSTON--(BUSINESS WIRE)--Feb. 3, 2006--MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, and through its subsidiary, First United Bank ("First United"), provides community banking services in San Diego and Los Angeles, California, today announced net income of $2.91 million for the fourth quarter of 2005, up approximately $594,000 or 25.6% compared with the same quarter in 2004. Diluted earnings per share for the fourth quarter 2005 were $0.40, compared with $0.32 for the same quarter in 2004.

    Fourth Quarter Highlights

    -- Record net income of $2.91 million, up 25.6% compared with same quarter of 2004

    -- Fully diluted earnings per share of $0.40, increasing 23.9% compared with same quarter of 2004

    --  Total loans increased to $771.5 million

    --  Total deposits increased to $961.8 million

    --  Return on average equity (ROAE) of 12.58%

    --  Return on average assets (ROAA) of 1.02%

    --  Completed the acquisition of First United Bank in October 2005

    --  Issuance of $36.1 million in junior subordinated debentures

    George M. Lee, President and CEO of MetroCorp Bancshares, Inc., said, "The fundamental improvements made by the management team in 2004 have resulted in three consecutive quarters of record earnings, making 2005 the most profitable year in the history of MetroCorp. Our net income for 2005 is 25.4% higher than 2004 and our fourth quarter net income is 25.6% higher than the same quarter of 2004. The expansion of 47 basis points in yield on average earning assets from 6.47% for the third quarter of 2005 to this quarter's 6.94% is encouraging and compares favorably to our peers. We are pleased with the accretive contribution of First United Bank after its first quarter of operation as a part of MetroCorp. Systems integration of the two banks is scheduled for completion by the end of first quarter of 2006. The efficiency ratio has improved from 66.9% to 64.4% in 2005. Our fourth quarter non-performing assets decreased slightly from the third quarter of 2005. Our progress in improving asset quality was delayed by uncontrollable natural conditions, but tangible progress has been made with the largest portion of our non-performing portfolio. Management expects the synergies among our markets in Houston, Dallas, San Diego and Los Angeles to develop momentum over time. With the performance of 2005 as our new baseline we are expecting more improvements to continue."

    Balance Sheet Summary

    At December 31, 2005, total assets were $1.13 billion, up approximately 23.4% compared with $914.3 million at December 31, 2004. The growth in assets was primarily a result of the organic growth of the loan portfolio and the acquisition of First United. Total loans at December 31, 2005 were $771.5 million, up approximately 29.8% compared with $594.5 million at December 31, 2004. Organic loan growth for the year ended December 31, 2005 was $42.1 million, or 7.1%, excluding the impact of the First United acquisition.
    Total deposits at December 31, 2005 were $961.8 million, up approximately 27.4% compared with $755.1 million at December 31, 2004. Organic deposit growth for the year ended December 31, 2005 was $35.1 million, or 4.7%, excluding the impact of the First United acquisition.
    In October 2005, the Company issued $36.1 million of junior subordinated debentures to fund the acquisition of First United.
    Interest income and expense. Interest income for the three months ended December 31, 2005 was $18.6 million, up approximately $6.2 million or 49.9% compared with $12.4 million for the same period in 2004. The higher interest income in the fourth quarter of 2005, compared with the same quarter in 2004, was primarily the result of an increase in both average earning assets and average yield. The increase in average earning assets came from the impact of the First United acquisition as well as the organic growth in the loan portfolio. Average total loans for the fourth quarter of 2005 were $765.7 million compared with $585.2 million for the fourth quarter of 2004, an increase of 30.8%. The yield on average earning assets for the fourth quarter of 2005 was 6.94% compared with 5.64% for the fourth quarter of 2004, an increase of 130 basis points. The increase in the yield on average earning assets was primarily attributable to the Federal Reserve's thirteen interest rate increases since June 2004. The majority of the Company's loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.
    Interest income for the year ended December 31, 2005 was $59.1 million, up approximately $13.8 million or 30.4% compared with $45.3 million for the year 2004. The higher interest income for the year was a result of increases in both average earning assets and average yield. The yield on average earning assets for the year ended December 31, 2005 was 6.42% compared with 5.36% for the same period in 2004, an increase of 106 basis points, which was primarily the result of a higher yield on loans.
    Interest expense for the three months ended December 31, 2005 was $6.4 million, up approximately $3.2 million or 99.7% compared with $3.2 million for the same period in 2004. The increase in interest expense was primarily due to an increase in interest-bearing deposits and the issuance of $36.1 million in junior subordinated debentures in October 2005 in connection with the acquisition of First United. Average interest-bearing deposits were $772.9 million for the fourth quarter of 2005 compared with $587.8 million for the fourth quarter of 2004, an increase of 31.5%. The cost of average interest-bearing liabilities for the fourth quarter of 2005 was 3.04% compared with 1.96% for the fourth quarter of 2004, an increase of 108 basis points. The increase in rates primarily reflected the additional cost of the junior subordinated debentures and the impact of the Federal Reserve's interest rate increases.
    Interest expense for the year ended December 31, 2005 was $17.5 million, up approximately $6.2 million or 54.5% compared with $11.3 million for the same period in 2004. The increase in interest expense was primarily the result of higher interest rates paid on increased interest-bearing deposits and the additional cost of the junior subordinated debentures. The cost of average interest-bearing liabilities for the year ended December 31, 2005 was 2.55% compared with 1.82% for the year 2004, an increase of 73 basis points.
    The net interest margin for the three months ended December 31, 2005 was 4.56%, up 37 basis points compared with 4.19% for the same period in 2004. The increase was primarily the result of an increase in the yield on earning assets of 130 basis points that was the result of a higher yield on loans. The yield on loans for the fourth quarter of 2005 was 8.04% compared with 6.53% for the fourth quarter of 2004, an increase of 151 basis points. The increase in the yield on earning assets was partially offset by an increase in the cost of average earning assets of 93 basis points.
    The net interest margin for the year ended December 31, 2005 was 4.51%, up 49 basis points compared with 4.02% for the year 2004. The increase was the result of an increase in the yield on average earning assets of 106 basis points that was partially offset by an increase in the cost of average earning assets of 57 basis points.
    Net interest income before the provision for loan losses for the three months ended December 31, 2005 was $12.2 million, up approximately $3.0 million or 32.6% compared with $9.2 million for the same period of 2004. Net interest income before the provision for loan losses for the year ended December 31, 2005 was $41.5 million, up approximately $7.6 million or 22.3% from $34.0 million for the year 2004.
    Noninterest income and expense. Noninterest income for the three months ended December 31, 2005 was $2.0 million, up approximately $39,000 or 2.0% compared with the same three months in 2004. The increase was primarily the result of higher loan-related fees in the fourth quarter of 2005 and the loss on sale of securities in the same period of 2004.
    Noninterest income for the year ended December 31, 2005 was $8.1 million, down approximately $142,000 or 1.7% compared with the year 2004. The decrease was primarily the result of lower gain on sale of loans, partially offset by higher other loan-related fees and other noninterest income.
    Noninterest expense for the three months ended December 31, 2005 was $9.4 million, up approximately $2.2 million or 30.8% compared with $7.2 million for the same period in 2004. Approximately $1.0 million of the increase was a result of the First United acquisition. Salaries and benefits expense for the three months ended December 31, 2005 was $5.3 million, up $1.5 million compared with $3.8 million for the same period in 2004. The increase was primarily due to the First United acquisition, higher bonus accruals, and compensation expense associated with the acceleration of certain stock options in December 2005. Other noninterest expense for the three months ended December 31, 2005 was $2.6 million, up $805,000 compared with $1.8 million for the same period in 2004 primarily due to the First United acquisition, and Sarbanes-Oxley compliance costs.
    Noninterest expense for the year ended December 31, 2005 was $32.0 million, up $3.7 million or 13.2% compared with $28.2 million for the same period in 2004. Salaries and benefits expense for the year ended December 31, 2005 was $17.6 million, up $1.5 million compared with $16.1 million for the year 2004, primarily due to a $1.0 million increase in the Company's bonus accrual for the year ended December 31, 2005. The loss on foreclosed assets primarily consisted of a write-down on foreclosed assets of approximately $391,000 in March 2005 partially offset by a $76,000 gain on the sale of foreclosed assets in September 2005, compared with a $728,000 net gain on the sale of foreclosed assets for the year 2004. Other noninterest expense for the year ended December 31, 2005 was up approximately $1.3 million compared with the year 2004, primarily due to the First United acquisition in 2005, expenses associated with a branch consolidation in Dallas, and Sarbanes-Oxley compliance costs as well as a franchise tax refund in the third quarter of 2004.
    Provision for loan losses. The provision for loan losses for the three months ended December 31, 2005 was $538,000, an $11,000 increase compared with $527,000 for the same period in 2004. The provision for loan losses for the year ended December 31, 2005 was $1.9 million, up approximately $591,000 compared with the provision made for the same period of 2004 primarily due to growth of the loan portfolio. The allowance for loan losses as a percent of total loans at December 31, 2005 and 2004 was 1.71% and 1.77%, respectively.
    Net charge-offs for the three months ended December 31, 2005 were $484,000 compared with $482,000 for the same period in 2004. Net charge-offs for the year ended December 31, 2005 were $1.6 million compared with $1.2 million for the same period in 2004. Net charge-offs for the year ended December 31, 2005 primarily consisted of an $800,000 charge-off on one nonperforming credit taken in the second quarter of 2005 and a $1.1 million charge-off on a wholesale business taken in the fourth quarter 2005. Both charge-offs were taken against specific reserves that had been established for these credits.
    Asset Quality. Total nonperforming assets at December 31, 2005 were $19.5 million compared with $18.3 million at December 31, 2004. The increase was primarily due to one loan relationship being placed on nonaccrual status in the first quarter of 2005 and one customer impacted by Hurricane Rita. A $2.8 million distressed loan to a shrimp processor was placed on nonaccrual status after the business suffered severe damage during the hurricane. An insurance claim has been approved, but not yet funded. Operations have resumed, but cash flow is marginal at this time. Management does not currently expect losses on this credit, if any, to exceed what was previously accrued as a specific reserve; however, future changes in circumstances or other factors could cause management to reevaluate its position.
    At December 31, 2005, nonperforming assets consisted of $15.6 million in nonaccrual loans, $32,000 in accruing loans that were 90 days or more past due, and $3.9 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at December 31, 2005, were $17.3 million compared with $15.2 million at December 31, 2004. Approximately $10.0 million of such nonaccrual loans are collateralized by real estate, which represented 64.1% of total nonaccrual loans at December 31, 2005. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program.
    Management conference call. On Monday, February 6, 2006, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter 2005 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1-800-299-9086 (International callers may dial 1-617-786-2903) and enter the passcode 57584967 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.
    MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and First United Bank. The Company has 15 full-service banking locations in the greater Houston, Dallas, San Diego and Los Angeles metropolitan areas. The Company acquired First United Bank and its locations in San Diego and Los Angeles, California on October 5, 2005. As of December 31, 2005, the Company had consolidated assets of $1.13 billion. For more information, visit the Company's web site at www.metrobank-na.com.
    The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses;
(4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.


                      MetroCorp Bancshares, Inc.
                 (In thousands, except share amounts)
                             (Unaudited)

                                                    December 31,
                                              -----------------------
                                                 2005        2004
                                              ----------- -----------
Consolidated Balance Sheets
---------------------------------------------
                   Assets
Cash and cash equivalents:
  Cash and due from banks                        $28,213     $26,285
  Federal funds sold and other investments        53,599       5,788
                                              ----------- -----------
    Total cash and cash equivalents               81,812      32,073
Securities available-for-sale, at fair value     236,100     273,720
Loans, net of allowance for loan losses of
 $13,177 and $10,501 respectively                758,296     582,136
Loans, held-for-sale                                   -       1,899
Accrued interest receivable                        4,835       3,308
Premises and equipment, net                        6,196       6,512
Goodwill                                          21,607           -
Core deposit intangibles                           1,428           -
Deferred tax asset                                 8,630       5,201
Customers' liability on acceptances                3,148       6,669
Foreclosed assets, net                             3,866       1,566
Other assets                                       2,377       1,228
                                              ----------- -----------
  Total assets                                $1,128,295    $914,312
                                              =========== ===========

    Liabilities and Shareholders' Equity
Deposits:
  Noninterest-bearing                           $195,422    $163,191
  Interest-bearing                               766,328     591,862
                                              ----------- -----------
    Total deposits                               961,750     755,053
Other borrowings                                  26,054      60,849
Junior subordinated debentures                    36,083           -
Accrued interest payable                           1,126         649
Acceptances outstanding                            3,148       6,669
Other liabilities                                  7,906       5,369
                                              ----------- -----------
  Total liabilities                            1,036,067     828,589
Commitments and contingencies                          -           -
Shareholders' Equity:
  Common stock, $1.00 par value, 20,000,000
   shares authorized; 7,329,977 shares and
   7,312,627 shares are issued and 7,232,239
   shares and 7,187,446 shares are
   outstanding at December 31, 2005 and
   December 31, 2004, respectively                 7,330       7,313
  Additional paid-in-capital                      28,576      27,859
  Retained earnings                               60,023      50,976
  Accumulated other comprehensive income
   (loss)                                         (2,783)        710
  Treasury stock, at cost                           (918)     (1,135)
                                              ----------- -----------
    Total shareholders' equity                    92,228      85,723
                                              ----------- -----------
    Total liabilities and shareholders'
     equity                                   $1,128,295    $914,312
                                              =========== ===========


Nonperforming Assets and Asset Quality Ratios
---------------------------------------------
Nonaccrual loans                                 $15,606     $16,504
Accruing loans 90 days or more past due               32         181
Other real estate ("ORE")                          3,866       1,566
                                              ----------- -----------
Total nonperforming assets                        19,504      18,251
Less nonperforming loans guaranteed by the
 SBA, Ex-Im Bank, or the OCCGF                    (2,210)     (3,032)
                                              ----------- -----------
Net nonperforming assets                         $17,294     $15,219
                                              =========== ===========

Net nonperforming assets to total assets            1.53%       1.66%
Net nonperforming assets to total loans and
 ORE/OAR                                            2.23%       2.55%
Allowance for loan losses to total loans            1.71%       1.77%
Allowance for loan losses to net
 nonperforming loans                               98.13%      76.91%
Net loan charge-offs to total loans                 0.20%       0.19%
Net loan charge-offs                              $1,575      $1,150
Total loans to total deposits                      80.22%      78.74%

Total loans                                     $771,473    $594,536
Allowance for loan losses                        $13,177     $10,501


                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                              (Unaudited)

                            As of or for the       As of or for the
                           three months ended     twelve months ended
                               December 31,           December 31,
                          ---------------------- ---------------------
                             2005       2004       2005       2004
                          ----------- ---------- ---------- ----------
Average Balance Sheet Data
--------------------------
Total assets              $1,129,121   $914,593   $963,952   $882,017
Securities                   244,747    276,633    254,505    265,578
Total loans                  765,709    585,249    640,703    565,920
Allowance for loan losses    (13,317)   (11,063)   (11,567)   (10,944)
Net loans                    752,392    574,186    629,136    554,976
Total deposits               961,291    755,419    813,457    728,683
FHLB and other borrowings     62,342     61,994     51,774     64,022
Total shareholders' equity    91,884     85,857     89,271     81,044

Income Statement Data
--------------------------
Interest income:
  Loans                      $15,520     $9,603    $47,799    $34,711
  Securities:
    Taxable                    2,356      2,564      9,519      9,582
    Tax-exempt                   212        224        853        917
  Federal funds sold and
   other investments             542         38        885         94
                          ----------- ---------- ---------- ----------
      Total interest
       income                 18,630     12,429     59,056     45,304
Interest expense:
  Time deposits                4,674      2,295     12,948      8,133
  Demand and savings
   deposits                      867        403      2,316      1,338
  Other borrowings               854        504      2,274      1,878
                          ----------- ---------- ---------- ----------
      Total interest
       expense                 6,395      3,202     17,538     11,349
Net interest income           12,235      9,227     41,518     33,955
Provision for loan losses        538        527      1,934      1,343
                          ----------- ---------- ---------- ----------
Net interest income after
 provision for loan losses    11,697      8,700     39,584     32,612
Noninterest income:
  Service fees                 1,621      1,759      6,593      6,701
  Other loan-related fees        274        222      1,179        977
  Other noninterest income        63        (62)       337        573
                          ----------- ---------- ---------- ----------
      Total noninterest
       income                  1,958      1,919      8,109      8,251
Noninterest expense:
  Salaries and employee
   benefits                    5,326      3,791     17,555     16,104
  Occupancy and equipment      1,503      1,481      5,663      5,723
  Foreclosed assets, net         (45)       116        312       (728)
  Other noninterest
   expense                     2,573      1,768      8,424      7,139
                          ----------- ---------- ---------- ----------
      Total noninterest
       expense                 9,357      7,156     31,954     28,238
                          ----------- ---------- ---------- ----------
Income before provision
 for income taxes              4,298      3,463     15,739     12,625
Provision for income taxes     1,384      1,143      4,959      4,031
                          ----------- ---------- ---------- ----------
Net income                    $2,914     $2,320    $10,780     $8,594
                          =========== ========== ========== ==========

Per Share Data
--------------------------
Earnings per share - basic     $0.40      $0.32      $1.50      $1.20
Earnings per share -
 diluted                        0.40       0.32       1.48       1.19
Weighted average shares
 outstanding:
  Basic                        7,223      7,186      7,208      7,175
  Diluted                      7,366      7,267      7,306      7,230
 Dividends per common
  share                        $0.06      $0.06      $0.24      $0.24

Performance Ratio Data
--------------------------
Return on average assets        1.02%      1.01%      1.12%      0.97%
Return on average
 shareholders' equity          12.58%     10.75%     12.08%     10.60%
Net interest margin             4.56%      4.19%      4.51%      4.02%
Efficiency ratio               65.93%     64.20%     64.39%     66.91%
Equity to assets (Average)      8.14%      9.39%      9.26%      9.19%





    CONTACT: MetroCorp Bancshares, Inc., Houston
             George Lee, 713-414-3506
             or
             David Choi, 713-414-3768